Exhibit 10.22


                                            May 4, 2000




Mr. Thomas W. VanHimbergen
Deluxe Corporation
3680 Victoria Street North
Shoreview, MN 55126-2966

Dear Tom:

            Reference is made to the Executive Retention Agreement entered into between Deluxe Corporation (the "Company") and you dated as of January 9, 1998 (as amended, the "Retention Agreement"). You and the Company have agreed that your employment with the Company will terminate on May 31, 2000. This letter agreement sets forth our agreement with respect to the effect of the termination of your employment under the Retention Agreement. Accordingly, the Company hereby agrees with you as follows:

            1. Upon your termination of employment, you shall be entitled to the payments and benefits described in Section V.A. of the Retention Agreement and it is our mutually agreed upon intention in this letter agreement to quantify the amount payable to you and settle the Company's obligations under certain provisions of the that agreement.

            2. The Company and you hereby agree that the total amount payable to you (x) under Section V.A.1.(a)(ii), V.A.1.(b) and V.A.1.(c) of the Retention Agreement, (y) for the outplacement services under Section V.A.4 thereof and (z) except as provided otherwise provided in this paragraph 2, for all of the benefits provided or to be provided in Section V.A.5 thereof following your termination, including, without limitation, automobile allowance, long term disability insurance, the executive physical program, professional financial and tax services (including costs for financial and tax planning in connection with the benefits to be provided you under Retention Agreement and this letter agreement)and the premiums for credit protection insurance covering the deferral of your compensation as provided in paragraph 4 of this letter (each of the foregoing specifically enumerated benefits in this clause (z) being grossed up for income taxes with the exception of the automobile allowance), is equal in total to $2,242,625.00. We have further agreed that except for the foregoing benefits enumerated in clause (z) of this letter agreement, the provisions of V.A.5 shall otherwise be limited to

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amounts or benefits, if any, arising as therein provided prior to your termination of employment and shall not include any other amounts or benefits arising after that termination.

            3. The Company also agrees to quantify the amount of your (i) deferred compensation account balances and (ii) accrued vacation and holiday pay to the extent not otherwise paid to you prior to your termination of employment.

            4. If, prior to December 31, 2000, the Company establishes a plan providing for the deferral of compensation, the amount of $1,500,000 of the total amount payable to you under paragraphs 2 and 3 of this letter agreement shall be credited with interest thereon at the per annum rate of 8% (computed from the date of your termination to the date the credit is made) to your account thereunder and shall thereafter be governed by all of the terms and conditions thereof; provided, however, that you shall be required to elect the time and manner of payments to you under that plan no later than 30 days after its adoption and, provided further, that you may not elect a payment date under such plan that is earlier than one year from the date you make such election. The crediting of such deferred compensation to an account established under such deferral plan for your benefit shall discharge the Company's obligation to pay that amount to you. If the Company fails to establish such a plan on or prior to December 31, 2000, the Company shall pay such amount to you in a lump sum cash payment plus interest at the per annum rate of 8% (computed from the date of your termination to the date such payment is made) no earlier than January 2, 2001 or later than January 5, 2001. The balance of the total amounts calculated under paragraphs 2 and 3 of this letter agreement will calculated and paid to you within five days of the date of your termination of employment.

            5. The Company hereby agrees to honor its obligations under Sections V.A.1.(a)(i), V.A.2., V.A.3, VII and VIII and, subject to the provisions of paragraph 2 above, Section V.A.5. of the Retention Agreement.

            6. This will confirm that on your date of termination, you will have the status of a Qualified Retiree for purposes of Company's retiree programs, including, the Deluxe Foundation's matching gift program, Hotchkiss scholarship program, and, to the extent not covered by other benefits under Retention Agreement and confirmed in this letter, retiree life, health and dental insurance programs.

            7. You hereby agree to honor your obligations under Section IX of the Retention Agreement.

            8. Upon your execution of this Agreement, you, your beneficiaries or your estate, as the case may be, shall be entitled to receive the benefits described in this letter agreement (including any deferral plan contribution described in paragraph 4, which will be distributed in accordance with the terms of such deferral plan and, to the extent not modified or affected by the plan, your deferral, distribution and beneficiary elections with respect thereto) notwithstanding your death or disability after the date of this letter and before your aforesaid termination date. In other respects, the Retention Agreement is hereby terminated, except to the extent necessary to implement the provisions of this letter agreement.

            If this letter agreement accurately sets forth our agreement on the subject matter hereof, kindly indicate your agreement by signing in the space provided below and returning it to me at your earliest convenience.

                                            Sincerely,



                                            /s/ John A. Blanchard III
                                            -------------------------
                                            John A. Blanchard III
                                            President & CEO
                                            Deluxe Corporation

Agreed to and Accepted:



/s/ Thomas W. VanHimbergen
--------------------------
Thomas W. VanHimbergen